Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our reports (i) dated July 27, 2026, on the financial statements of Verdera Energy Corp. (formerly POCML 7 Inc.) (“the Company”), which comprise the consolidated statements of financial position as at March 31, 2026 and 2025, and the consolidated statements of loss and comprehensive loss, changes in shareholders’ equity and cash flows for the year ended March 31, 2026 and for the period from incorporation on September 27, 2024 to March 31, 2025 (ii) dated May 27, 2026, on the carve-out financial statements of NM Energy Holding Canada Corp., which comprise the carve-out statements of financial position as at March 31, 2025, December 31, 2024 and December 31, 2023, and the carve-out statements of loss and comprehensive loss, changes in net parent investment and cash flows for the periods then ended, in each case, in the Registration Statement (Form F-1) and the related Prospectus of the Company.

CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, Canada

August 12, 2026